Financial Industries Corporation Holds Shareholder Meeting, Becomes Current With Filing of 2007 Q1 Financial Statements

AUSTIN, TX -- 07/03/2007 -- Financial Industries Corporation (PINKSHEETS: FNIN) has become current in its financial filings and reported a profit for the first quarter of 2007.

FIC, parent company of Investors Life Insurance Company of North America, filed its 2007 first quarter Form 10-Q with the Securities and Exchange Commission yesterday. This filing brings the company completely current in its financial reporting.

"We're pleased to have the period of SEC filing delinquency behind us," said Bill Prouty, FIC's chief executive officer. "Coupled with our recent upgrade by rating agency A.M. Best, this gives us tremendous momentum going into the second half of the year. Staying current in our filings will free up our very talented staff, allowing them to devote their attention to the exciting things we have been working to implement."

Net income for the three months ended March 31, 2007 was $542,000 compared to a net loss of $1,786,000 for the comparable 2006 period. Basic and diluted net income (loss) per share was $0.05 and ($0.18) for the three months ended March 31, 2007 and 2006, respectively.

The results for 2007 were positively affected by fees earned on the company's separate accounts business and fees earned for services performed under an administrative services agreement with the company's former wholly owned life-insurance subsidiary. Increases in dividend income received on the company's investments in equity securities also contributed to the positive 2007 results.

Also of note, the company held its annual shareholder meeting on June 29. The shareholders re-elected the company's existing directors and approved its incentive stock plan and stock option plan for non-employee directors, but did not support a proposal to reimburse Otter Creek Management, Inc. for expenses incurred during litigation and the 2003 proxy contest.

"We're encouraged by the events of the last few days and commit to remaining timely on our financial reporting and establishing more regular communication with shareholders. We look forward to once again focusing on our strategic initiatives and growing our life-insurance business," Prouty said.

FIC, through its Investors Life subsidiary, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

Statements in this document relating to future developments, disclosures and other statements that are not historical facts are forward-looking statements. Actual results may differ materially from these forward-looking statements as a result of market conditions, the timing and results of FIC's audits, reviews and filings with regulatory bodies, the interest of and actions by third parties engaging in transactions with FIC and other factors contained in FIC's Form 10-K for the year ended Dec. 31, 2006, and other filings with the SEC.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone:  512-404-5128
E-mail: ir@ficgroup.com